Exhibit 10.28
STOCK OPTION AND ESPP REPURCHASE AGREEMENT
It is hereby agreed between Reliance Bank, a Missouri Banking Corporation, and its former employee, James W. Sullivan, that any stock options acquired by Mr. Sullivan through the Reliance Bank Board of Directors as a result of his employment with Reliance Bank and all stock purchased through the Reliance Bank Employee Stock Purchase Plan shall be repurchased by Reliance Bank at a rate of$12.00 per share. The current values, strike prices and repurchase prices are as follows:
STOCK OPTIONS

				Net
	Strike	Current	Exercise	Current	Repurchase
Shares	Price	Value	Extension	Value	Total
10,000	$5.375	$12.00	$53,750.00	$120,000.00	$66,250.00
20,000	$6.188	$12.00	$123,760.00	$240,000.00	$116,240.00
20,000	$8.500	$12.00	$170,000.00	$240,000.00	$70,000.00
15,000	$9.500	$12.00	$142,500.00	$180,000.00	$37,500.00
4,000	$12.500	$12.00	$—	$—	$—

69,000			$490,010.00	$780,000.00	$289,990.00

				Total	$289,990.00
				Vested
				Interest:
EMPLOYEE STOCK PURCHASE PLAN

		Repurchase Price
Shares	Contribution	($12/share)

620	$6,373.88	$7,440.00
TOTAL AMOUNT FROM STOCK OPTIONS AND ACQUIRED STOCK:

$289,990.00
+$7,440.00

TOTAL:	$297,430.00

The aggregate amount from the Stock Option Repurchase Agreement and Employee Stock Purchase Plan given above represents the entire amount of consideration given to James W. Sullivan in exchange for the repurchase of all stock options and stock acquired by him through the Reliance Bank Board of Directors and/or the Reliance Bank Employee Stock Purchase Plan as a result of his time of service with Reliance Bank. Further, the total amount given accounts for the vested interest acquired by James W. Sullivan as of January 29, 2008 and represents a fair and equitable amount in exchange for all of the abovementioned stock options and stock.

As of the date of this Agreement, all interest held by James W. Sullivan in the aforementioned stock options shall be returned to Reliance Bank. Further, any items held by Mr. Sullivan or his agents, including but not limited to stock certificates shall be immediately turned over to Reliance Bank.
This Agreement shall constitute adequate notice of Reliance Bank’s repurchase to all parties and shall constitute the entire Agreement between Reliance Bank and James W. Sullivan for the repurchase of all stock options and the Employee Stock Purchase Plan shares listed above.

/s/ Dale E. Oberkfell	1/29/08

Dale E. Oberkfell	Date
President and Chief Operating Officer

/s/ James W. Sullivan	1/29/08

James W. Sullivan	Date